TRIEU LA W, LLC

537 Holmes Blvd., Suite A

Gretna, Louisiana 70056

Tel: (504) 301-4525    Fax: (504) 301-4683

China Inc.

12520 A1 Westheimer #138

Houston, Texas 77077

April 22, 2011

Re: China Inc,

Registration Statement on Form S-1A

Filed December 27, 2010

File No: 333-169406

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 ("Registration Statement") under the Securities Act of 1933, as amended ( "Act"), filed by China Inc, a Nevada Corporation ("Company"), with the Securities and Exchange Commission. The Registration Statement related to the offering of up to 30,000,000 shares of the Company's common stock ("Common Stock"). Such shares are to be issued under the Registration Statement and the relating prospectus to be filed with the Commission. The details of the offering are described in the Registration Statement on Form S-1 has been filed with the Commission.

We have examined the originals, or photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such documents.

Based on our examination mentioned above, we are of the opinion that 30,000,000 shares of common stock to be offered and sold are duly authorized shares of common stock which were legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under "Interests of named Experts and Counsel" in the Registration Statement.

Connie P. Trieu

/s/ Connie P. Trieu

Trieu Law, L.L.C

Connie P. Trieu